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                                                                      EXHIBIT 11

JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES


STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
(in thousands except per share amounts)

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The weighted average number of common and common share equivalents on a primary basis are as follows:


                                                        For the Three Months Ended             For the Six Months Ended
                                                       -------------------------------       ------------------------------
                                                           July 3,           July 4,            July 3,           July 4,
                                                            1999              1998               1999              1998
                                                       --------------    -------------       -------------    -------------
Weighted average common shares outstanding                     10,722           10,743              10,722           10,743

Shares issued from assumed exercise of
     incentive stock options (1) (2)                              ---              ---                 ---              ---

Shares issued from assumed exercise of
     nonqualified stock options (1) (2)                           ---              ---                 ---              ---
                                                       --------------    -------------       -------------    -------------
Weighted average number of common and common
     equivalent shares outstanding as adjusted                 10,722           10,743              10,722           10,743
                                                       ==============    =============       =============    =============




Net loss                                               $       (1,905)   $        (568)      $      (3,652)   $      (1,503)
                                                       ==============    =============       =============    =============

Net loss per common share:

     Basic and diluted                                 $        (.18)    $        (.05)      $        (.34)   $        (.14)
                                                       ==============    =============       =============    =============


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(1)      Shares issued from assumed exercise of options included the number of incremental shares which result from applying the "treasury stock method" for options.

(2) For the three months and six months ended July 3, 1999 and July 4, 1998, common shares from assumed exercise of stock options are not presented as they are antidilutive due to net losses.